Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Cricut, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value per share, reserved for issuance under the Cricut, Inc. 2021 Equity Incentive Plan	Other	11,095,729	(2)	$14.04	(3)	$155,728,556.52	0.0000927	$14,436.04
Equity	Class A Common Stock, $0.001 par value per share, reserved for issuance under the Cricut, Inc. 2021 Employee Stock Purchase Plan	Other	2,219,145	(4)	$11.93	(5)	$26,473,845.07	0.0000927	$2,454.13
Total Offering Amounts							$182,202,401.59
Total Fee Offsets									-
Net Fee Due									$16,890.17

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock (the “Class A Common Stock”) of Cricut, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.
(2)	Represents shares of Class A Common Stock automatically reserved on January 1, 2022 for issuance upon the exercise or settlement of awards that may be granted under the 2021 Plan, which increase is provided for in the 2021 Plan.
(3)	Estimated solely for purposes of this offering in accordance with Rule 457(h) and Rule 457(c) of the Securities Act based on the average of the high and low price per share of the Class A Common Stock, as reported on the Nasdaq Global Select Market on March 8, 2022.
(4)	Represents shares of Class A Common Stock automatically reserved on January 1, 2022 for issuance under the 2021 ESPP, which increase is provided for in the 2021 ESPP.
(5)	Estimated solely for purposes of this offering in accordance with Rule 457(h) and Rule 457(c) of the Securities Act based on 85% of the average of the high and low price per share of the Class A Common Stock, as reported on the Nasdaq Global Select Market on March 8, 2022. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock will be 85% of the closing price, as reported on the Nasdaq Global Select Market on certain dates as set forth in the 2021 ESPP.